EXHIBIT 3.8

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEAZER HOMES USA, INC.

Beazer Homes USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

1.
Article EIGHT of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”), is hereby amended by replacing paragraph (i) of the existing Article EIGHT in its entirety with the following:

“Expiration Date” means the earliest of (1) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article EIGHT is no longer necessary or desirable for the preservation of Tax Benefits, (2) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward, (3) such date as the Board of Directors shall fix in accordance with Part XII of this Article EIGHT and (4) November 12, 2022.”

2.
In accordance with the provisions of Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted the above amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), deemed the Amendment advisable and directed that the Amendment be considered by the Corporation’s stockholders. Notice of the Amendment was duly given to the stockholders of the Corporation in accordance with Section 222 of the DGCL. The Amendment was adopted by the Corporation’s stockholders on February 6, 2019 in accordance with Section 242 of the DGCL.

3.	Pursuant to Sections 103 and 242 of the DGCL, the Amendment shall become effective at 12:00 a.m., New York City time, on Tuesday, November 12, 2019.
IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 8th day of November 2019.

Beazer Homes USA, Inc.

By:	/s/ ROBERT L. SALOMON
Name:	Robert L. Salomon
Title:	Executive Vice President and Chief Financial Officer

Attest:

/s/ KEITH L. BELKNAP
Name:	Keith L. Belknap
Title:	Executive Vice President and General Counsel